UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

December 13, 2004

Date of Report (Date of Earliest Event Reported)

FIRST COMMUNITY BANCORP

(Exact Name of Registrant as Specified in Charter)

CALIFORNIA	00-30747	33-0885320
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6110 El Tordo

PO Box 2388

Rancho Santa Fe, California 92067

(Address of Principal Executive Offices)(Zip Code)

(858) 756-3023

(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.               Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

Pacific Western National Bank, a wholly-owned subsidiary of First Community Bancorp, is a member of the Federal Home Loan Bank, or the FHLB.  On December 13, 2004, Pacific Western National Bank became aware that its application for the Standard Credit Program with the FHLB had been approved increasing Pacific Western National Bank’s secured borrowing capacity with the FHLB by $254.4 million.  Pacific Western National Bank also maintains a credit facility with the FHLB through the Securities-Backed Credit Program.  Pacific Western National Bank has pledged all of the capital stock it owns in the FHLB for these secured borrowing arrangements.  In addition, Pacific Western National Bank has pledged loans, under a blanket lien, with aggregate outstanding balances of approximately $500.9 million as collateral to secure its obligations under the Standard Credit Program facility.  Currently, Pacific Western National Bank’s borrowing capacity under the loan-secured credit facility is equal to 50% to 75% of the aggregate outstanding balances of the loans pledged to the FHLB.  Accordingly, the borrowing capacity under the facility may fluctuate in the future depending on the aggregate outstanding balances and the types of loans pledged.  Pacific Western National Bank is required to provide data to the FHLB from time to time regarding the pledged loans.  Advances under the credit line will be used primarily to fund loans at Pacific Western National Bank.  Advances may also be used for general corporate purposes.

The borrowing terms of advances under the blanket lien program allow for borrowings with maturities ranging from 1 day to 30 years with either fixed-rate or variable-rate pricing and with potential penalties for early repayment of debt.  As of December 15, 2004, Pacific Western National Bank has not drawn on the loan-secured facility.

As of December 13, 2004, the borrowing capacity under the Securities-Backed Credit Program facility totaled $118.9 million, and is secured by qualifying investment securities in the amount of $122.5 million.  Pacific Western National Bank safekeeps a portion of its investment securities with the FHLB and the amount of available credit under this facility is calculated by the FHLB and provided to Pacific Western National Bank daily.  The amount of borrowing capacity under the Securities-Backed Credit facility may vary in the future as such capacity is dependent on the fair value of the securities pledged.  Additionally, as the circumstances of the investments change, other eligible investments from Pacific Western National Bank’s pool of eligible investment securities may be substituted to maintain additional collateral with the FHLB.

Under the two FHLB programs, Pacific Western National Bank has an aggregate borrowing capacity with the FHLB of approximately $373.3 million as of December 13,

2004.  The amount available for borrowing under the credit facilities is reduced from time to time not only based on amounts drawn, but also based on fluctuating values of the underlying collateral.  Pacific Western National Bank intends to borrow from time to time under the FHLB credit facilities, including on an overnight basis in an amount up to its available credit limit.  As of December 15, 2004, Pacific Western National Bank’s overnight borrowing under its Securities-Backed Credit Program totaled $23.4 million at a rate of 2.48%.

On December 3, 2004, First Community Bancorp filed a Current Report on Form 8-K disclosing that First National Bank, a wholly-owned subsidiary of First Community Bancorp, had been approved under the FHLB’s Standard Credit Program and received a credit line of $137.5 million.  First National Bank intends to borrow from time to time under the FHLB Standard Credit Program and Securities-Backed Program credit facilities, including on an overnight basis in an amount up to its available credit limit.  As of December 15, 2004, First National Bank had borrowed in the amount of $85.0 million under the Standard Credit Program facility.  The terms of this borrowing include a $45.0 million advance at a fixed rate of 2.84% due to mature December 6, 2005, a $20.0 million advance at a fixed rate of 3.03% due to mature May 9, 2006, and a $20.0 million advance at a fixed rate of 3.21% due to mature December 6, 2006.  As of December 15, 2004, First National Bank’s overnight borrowing under its Securities-Backed Credit Program facility totaled $36.0 million at a rate of 2.48%.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST COMMUNITY BANCORP

Date: December 17, 2004	By:	/s/ Jared M. Wolff
		Name:	Jared M. Wolff
		Title:	Executive Vice President,
General Counsel and Secretary